UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 5, 2006 (September 29, 2006)

THE HERTZ CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	001-07541	13-1938568
(State of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

225 Brae Boulevard
Park Ridge, New Jersey 07656-0713
(Address of principal executive offices, including zip code)

(201) 307-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On September 29, 2006, The Hertz Corporation (the “Company”) and its wholly owned indirect subsidiary, Puerto Ricancars, Inc. (“PR Cars”), entered into a definitive credit agreement, as described in greater detail under Item 2.03 below.

ITEM 2.03 Creation of a Direct Financial Obligation.

On September 29, 2006, the Company and PR Cars entered into a credit agreement (the “Fleet Financing Facility”) with the several banks and other financial institutions from time to time party thereto as lenders and GELCO Corporation d.b.a. GE Fleet Services, as administrative agent and collateral agents.  The Fleet Financing Facility provides a revolving credit facility of up to $275 million (subject to borrowing base availability) to the Company and PR Cars.  Interest is payable at a fluctuating rate of interest measured by reference to either LIBOR or an alternative base rate, in each case plus a margin.  The obligations of each of the Company and PR Cars are guaranteed by each of the Company’s direct and indirect domestic subsidiaries (with certain exceptions), with PR Cars’ obligations additionally guaranteed by the Company.  Additionally, the Company’s obligations are secured by security interests in the Company’s car rental fleet in Hawaii and by certain assets related to the Company’s car rental fleet in Hawaii and Kansas while PR Cars’ obligations are secured by PR Cars’ car rental fleet in Puerto Rico and St. Thomas, U.S. Virgin Islands, and by certain assets related thereto.  The Fleet Financing Facility will mature on December 21, 2011, but the Company and PR Cars may terminate or reduce the commitments of the lenders thereunder at any time.  On September 29, 2006, the Company borrowed $124 million under the Fleet Financing Facility to refinance other debt.

A copy of the press release issued to announce the new financing is attached hereto as Exhibit 99.1, and is incorporated by reference herein in its entirety.

ITEM 9.01 Financial Statements and Exhibits.

Exhibits

Exhibit Number	Description

99.1	Press Release, dated October 4, 2006, of The Hertz Corporation and GE Commercial Finance Fleet Services

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HERTZ CORPORATION
(Registrant)

	By:	/s/ Paul J. Siracusa
	Name:	Paul J. Siracusa
	Title:	Executive Vice President
and Chief Financial Officer

Date: October 5, 2006

Exhibit Index

Exhibit Number	Description

99.1	Press Release, dated October 4, 2006, of The Hertz Corporation and GE Commercial Finance Fleet Services